Exhibit 10.9
FANNIE MAE LONG-TERM INCENTIVE PLAN
FOR SENIOR VICE PRESIDENTS AND ABOVE
     The Fannie Mae Long-Term Incentive Plan for Senior Vice Presidents and Above (the “Plan”) is intended to provide incentives in the form of performance-based cash payments to key employees of Fannie Mae (the “Company”) to attract and retain such employees.
1. Eligibility. Employees of the Company who are employed at the level of Senior Vice President and above shall be eligible to participate in the Plan. The Administrator (as defined in Section 7 below) shall select from the eligible employees those employees who shall participate in the Plan and be granted a long-term incentive award (the “LTI Award”). An individual who is designated as a participant in the Plan by the Administrator and granted an LTI Award is a Participant. The grant of an LTI Award for a Plan Year shall not entitle a Participant to the grant of an LTI Award for any other Plan Year.
2. Awards. LTI Awards shall be subject to the vesting, payment and other terms and conditions of the Plan. With respect to each calendar year (a “Plan Year”) for which the Administrator determines to grant LTI Awards, the Administrator may grant a Participant an LTI Award and determine the target amount that is payable in respect of the award (the “Target LTI Award”), and the Company or business unit goals applicable to such LTI Award. The Administrator, or its delegate, may also determine individual goals (together with the Company or business unit goals, the “Performance Goals”) applicable to the LTI Award. The achievement of the Performance Goals as determined by the Administrator shall determine the actual amount (if any) that is paid with respect to the LTI Award. With respect to LTI Awards granted for the 2009 Plan Year, the Performance Goals shall be based on 2009 performance relative to the Performance Goals. With respect to any Plan Year following 2009, the Administrator shall establish the Performance Goals relevant to any payments in respect of such LTI Award and the period or periods (which may consist of one or more Plan Years, or any portion thereof) over which the relevant performance is to be measured.
3. Payment. LTI Awards shall be paid in two annual installments, with each installment relating to fifty percent (50%) of the LTI Award, based on the achievement of the relevant Performance Goals as determined by the Administrator. The first installment of the LTI Award shall be paid between January 1st and March 15th of the Plan Year following the Plan Year for which it was granted and the second installment of the LTI Award shall be paid between January 1st and March 15th of the next succeeding Plan Year (the date on which each installment is paid, a “Payment Date”), subject to the Participant’s remaining continuously employed by the Company until each such Payment Date and subject to Section 4 below and Appendix A or B, as applicable.

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4. Determination of the Actual Amount of the Award. Prior to the payment of any LTI Award or portion thereof, the Administrator shall determine the extent to which the relevant Performance Goals associated with the LTI Award have been met and shall determine the actual amount (if any) of a Participant’s LTI Award based on such performance. A Participant may be paid an amount less than (including an amount equal to zero) or greater than the Participant’s Target LTI Award.
5. Effect of Termination of Employment. The Appendices to this Plan shall govern the treatment of LTI Awards upon a termination of a Participant’s employment with the Company.
6. Section 409A. The Plan is intended to comply with all requirements applicable to nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be construed and administered in accordance with that intent. Notwithstanding the foregoing, neither the Company nor any of its employees or agents shall have any liability to a Participant by reason of a determination by any governmental authority that any LTI Award does not comply with the requirements of Section 409A of the Code. To the extent (and only to the extent) that the Administrator determines that the six-month delay described below is required to comply with the timing rules of Section 1.409A-3(i)(2) of the regulations under Section 409A of the Code, notwithstanding anything to the contrary in the Plan, if at the time of a Participant’s termination of employment, the Participant is a “specified employee,” as defined below, any and all amounts that constitute nonqualified deferred compensation subject to Section 409A of the Code that are payable under the Plan on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death. For purposes of the Plan, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i). Each payment made under the Plan shall be treated as a separate payment.
7. Administration. The Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) shall administer the Plan with respect to those employees of the Company over which such entity has responsibility for making compensation-related decisions, as provided in the Company’s applicable delegations of authority, as such delegations may be amended from time to time. References to the “Administrator” shall refer to either the Board or the Committee, as applicable. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant awards hereunder; determine the amounts payable under awards; determine the terms and conditions of any LTI Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. The senior ranking officer in the Company’s Human Resources Department shall also have discretionary authority to

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interpret the Plan and to prescribe forms, rules and procedures for the administration of the Plan. Decisions of the Administrator and the senior ranking officer in the Company’s Human Resources Department shall be conclusive and binding on all Participants and their beneficiaries.
8. Regulatory Oversight. Notwithstanding anything in the Plan to the contrary and for the avoidance of doubt, LTI Awards shall be subject to approval by the Federal Housing Finance Agency (“FHFA”) to the extent required by the Company’s Senior Preferred Stock Purchase Agreement and any applicable statutes, guidelines, rules or regulations.
9. Withholding. All payments required to be made by the Company under the Plan to a Participant shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company determines it should withhold pursuant to any applicable law or regulation. To the extent any LTI Award results in current “wages” for FICA purposes prior to the date such award is paid, the Company may reduce other pay of the Participant to satisfy withholding requirements related thereto; but if there is no other pay (or if the Company fails to withhold from such other pay to satisfy its FICA withholding obligations), the Participant’s LTI Award shall be appropriately reduced by the amount of the required withholding.
10. Repayment Provisions. LTI Awards are subject to the terms of the Company’s Repayment Provisions for Fannie Mae U.S. Securities and Exchange Commission (“SEC”) Executive Officers.
11. No Rights to Continued Employment. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company as an employee or in any other capacity.
12. Amendment; Termination. The Plan shall continue in effect until amended or terminated in accordance with this Section. The Plan may be amended or terminated as to all Participants or as to any specific Participant at any time by the Company acting by the Board. Notwithstanding the foregoing, no amendment or termination of the Plan shall adversely impact, without such Participant’s prior written consent, the Participant’s rights with respect to any LTI Award that has been granted to such Participant.
13. Governing Law. Except as provided under federal law, the provisions of the Plan are governed by and construed in accordance with the laws of the District of Columbia.

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Appendix A
Effect of Termination of Employment — Participant is an SEC Executive Officer
This Appendix A applies to Participants who are executive officers of the Company as defined under applicable SEC rules (“SEC Executive Officers”).
A.1. Effect of Termination of Employment. Except as otherwise expressly provided in this Appendix A, a Participant must remain continuously employed by the Company until a Payment Date in order to receive payment of the portion of the LTI Award that is payable by its terms on such date, and the Participant shall immediately forfeit any right to any unpaid LTI Award upon the Participant’s termination of employment. The senior ranking officer in the Company’s Human Resources Department shall, in his or her sole discretion, determine the type of termination of employment for this Appendix A, including whether the termination is outside the scope of subsection A.1(a), A.1(b), or A.1(c). Notwithstanding the foregoing, in the case of the senior ranking officer in Human Resources, the Committee or the Chief Executive Officer of the Company shall determine the type of termination of employment for this Appendix A. In the event the senior ranking officer in the Company’s Human Resources Department determines that a termination is within the scope of subsection A.1(c), the senior ranking officer shall make a recommendation to the Board as to the amount of the LTI Award that should be paid as a result of the termination of employment, with the final determination regarding the payment amount to be made by the Board (subject to approval by FHFA in consultation with the U.S. Department of Treasury, as appropriate).
     (a) Death. If a Participant’s employment terminates by reason of his or her death:
     (i) with respect to any LTI Award that has been granted to such Participant for a Plan Year or Plan Years prior to the year in which such termination of employment occurs and that has not yet been paid, the unpaid amount of such award or awards shall continue to be paid to the Participant’s estate on the schedule provided in Section 3 of the Plan as if the Participant had remained employed until each Payment Date; it being understood that the actual amount (if any) of the LTI Award for any Plan Year or Plan Years that is paid to a Participant hereunder on a Payment Date shall be determined by the Administrator based on the achievement of the relevant Performance Goals with respect to such LTI Award as provided in Section 2 of the Plan and this Appendix A; and
     (ii) with respect to any LTI Award that has been granted to a Participant for the Plan Year in which such termination of employment occurs, provided that such Participant was employed by the Company for a minimum of one full calendar quarter during the year in which such employment terminates, the Participant’s estate shall be entitled to receive a pro-rata portion of such award, based on the period of time worked in the year in which such termination of employment occurs, which award shall be paid to the Participant’s estate on the schedule provided in Section 3 of the Plan as if the Participant had remained employed until each Payment Date; it being understood that the actual amount (if any) of the LTI Award for the year of termination that is paid to a Participant’s estate hereunder on a Payment Date shall be determined by the Administrator based on the achievement of the relevant Performance Goals with respect to such LTI Award as provided in Section 2 of the Plan and this Appendix A.
     (b) Retirement. If a Participant’s employment terminates by reason of such Participant’s Retirement (as defined below):
     (i) with respect to any LTI Award that has been granted to such Participant for a Plan Year or Plan Years prior to the year in which such termination of employment occurs and that has not yet been paid, the unpaid amount of such award or awards shall continue to be paid on the schedule provided in Section 3 of the Plan as if the Participant had remained employed until each Payment Date; it being understood that the actual amount (if any) of the LTI Award for any Plan Year or Plan Years that is paid to a Participant hereunder on a Payment Date shall be determined by the Administrator based on the achievement of the relevant Performance Goals with respect to such LTI Award as provided in Section 2 of the Plan and this Appendix A; and
     (ii) with respect to any LTI Award that has been granted to a Participant for the Plan Year in which such termination of employment occurs, the Participant shall immediately forfeit any such award.
     For purposes of this Plan, “Retirement” means retirement from active employment with the Company at or after age sixty-five (65) with at least five (5) years of service with the Company. Notwithstanding the foregoing, if it is determined that a Participant could have been terminated for cause at the time of his or her retirement from active employment with the Company, such Participant shall be deemed to have been terminated for cause and shall immediately forfeit any right to any unpaid LTI Award.
     (c) Involuntary Termination by Fannie Mae Other than for Cause — (SEC Executive Officer). If a Participant’s employment is terminated by the Company other than for cause and such person is an executive officer of the Company under SEC rules, the Board may determine, subject to approval by FHFA in consultation with the U.S. Department of Treasury, as appropriate, and subject to such Participant’s signing and returning to the Company (and not revoking) a release of claims in a form satisfactory to the Company within such period as may be specified by the Company (not to exceed seventy-five (75) days from the date of termination), that such Participant will receive all or a portion of any unpaid LTI Awards; which award or awards shall be paid on the schedule provided in Section 3 of the Plan as if the Participant remained employed until each Payment Date; it being understood that the actual amount (if any) of the LTI Award that is paid to a Participant hereunder shall be determined by the Administrator based on the achievement of the relevant Performance Goals with respect to such LTI Award as provided in Sections 2 and 4 of the Plan (and, for the avoidance of doubt, the Participant shall immediately forfeit the portion of any LTI Awards that the Administrator does not determine to be payable to the Participant hereunder).
     For the avoidance of doubt, all determinations made under subsection A.1(c) of this Appendix A shall be made by the Board, in its sole discretion and subject to the approvals described in the Plan, and a Participant whose employment terminates under the circumstances described in subsection A.1(c) of this Appendix A shall have no right to receive payment with respect to any portion of any LTI Award granted to such Participant.